EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2020 First Quarter Financial Results
Quarterly Operating Revenues of $276.8 million, up 5%
Net Income of $16.3 million
EPS of $0.84 per share, ROE of 10.8%

New York, NY – February 5, 2020 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified brokerage and financial services firm providing execution, risk management and advisory services, market intelligence and clearing services across asset classes and markets globally, today announced its financial results for the fiscal year 2020 first quarter ended December 31, 2019.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated, “The first quarter of fiscal 2020 was a solid quarter, given difficult market conditions including lower market volatility and declining short term rates. During the quarter, we continued to see progress on the implementation of key initiatives we began in fiscal 2019 as well the continued integration of recent acquisitions which have increased our product offering and expanded our client footprint.  While these strategic moves were not yet profitable in aggregate during the quarter, their performance has improved over the immediately preceding fourth quarter and we continue to believe these strategic moves coupled with the continued digitization of our platform will be key initiatives to the continued growth of our global franchise.”

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in our Quarterly Report on Form 10-Q to be filed with the SEC. The Quarterly Report on Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended December 31,
(Unaudited) (in millions, except share and per share amounts)	2019	2018	% Change
Revenues:
Sales of physical commodities	$10,978.0	$6,295.8	74%
Principal gains, net	112.5	94.9	19%
Commission and clearing fees	87.2	97.4	(10)%
Consulting, management and account fees	21.3	19.1	12%
Interest income	46.0	45.0	2%
Total revenues	11,245.0	6,552.2	72%
Cost of sales of physical commodities	10,968.2	6,287.5	74%
Operating revenues	276.8	264.7	5%
Transaction-based clearing expenses	46.3	50.1	(8)%
Introducing broker commissions	26.2	32.6	(20)%
Interest expense	33.8	33.0	2%
Net operating revenues	170.5	149.0	14%
Compensation and other expenses:
Variable compensation and benefits	54.6	47.7	14%
Fixed compensation and benefits	49.4	41.4	19%
Trading systems and market information	10.4	9.2	13%
Occupancy and equipment rental	5.0	4.4	14%
Professional fees	6.0	5.3	13%
Travel and business development	4.5	3.8	18%
Non-trading technology and support	6.0	4.2	43%
Depreciation and amortization	3.9	2.9	34%
Communications	1.6	1.3	23%
Bad debts	—	0.3	(100)%
Recovery of bad debt on physical coal	—	(2.4)	(100)%
Other	7.5	6.5	15%
Total compensation and other expenses	148.9	124.6	20%
Other gain	0.1	—	n/m
Income before tax	21.7	24.4	(11)%
Income tax expense	5.4	6.2	(13)%
Net income	$16.3	$18.2	(10)%
Earnings per share:
Basic	$0.85	$0.96	(11)%
Diluted	$0.84	$0.94	(11)%
Weighted-average number of common shares outstanding:
Basic	18,750,270	18,659,748	—%
Diluted	19,074,562	18,993,046	—%
n/m = not meaningful to present as a percentage

Key Operating Metrics
The following table reflects key operating metrics used by management in evaluating our product lines.

	Three Months Ended December 31,
	2019	2018	% Change
Volumes and Other Data:
Exchange-traded - futures and options (contracts, 000’s)	34,060.5	37,527.1	(9)%
Over-the-counter (“OTC”) (contracts, 000’s)	489.0	409.3	19%
Global Payments (# of payments, 000’s)	194.2	166.6	17%
Gold equivalent ounces traded (000’s)	107,215.5	95,219.6	13%
Equity Capital Markets (gross U.S. dollar volume, millions)	$39,931.0	$43,308.7	(8)%
Debt Capital Markets (gross U.S. dollar volume, millions)	$40,203.7	$60,677.2	(34)%
FX Prime Brokerage volume (U.S. dollar notional, millions)	$74,351.6	$89,944.7	(17)%
Average assets under management in Argentina (U.S. dollar, millions)	$281.6	$282.8	—%
Average client equity - futures and options (millions)	$2,257.3	$2,332.5	(3)%
Average money market / FDIC sweep client balances (millions)	$981.6	$771.7	27%
Interest Income/Expense
Interest income increased $1.0 million, or 2%, to $46.0 million in the first quarter compared to $45.0 million in the prior year. Interest income in our Securities segment increased $5.1 million in the first quarter over the prior year, to $31.4 million, of which was primarily related to an increase in conduit securities lending activities. Partially offsetting, lower short term interest rates and a decrease in average client equity resulted in a $4.2 million decrease in interest income in Financial Agricultural (“Ag”) & Energy and Exchange-Traded Futures & Options components of our Commercial Hedging and CES segments as compared to the prior year. Average client equity in the Financial Ag & Energy and Exchange-Traded Futures & Options decreased 3% to $2.3 billion in the first quarter compared to the prior year.
Interest expense increased $0.8 million, or 2%, to $33.8 million in the first quarter compared to $33.0 million in the prior year. During the first quarter and the prior year, interest expense directly attributable to trading activities, including interest on short-term financing facilities of subsidiaries, was $31.1 million and $30.2 million, respectively, and interest expense related to corporate funding purposes was $2.7 million and $2.8 million, respectively. During the first quarter, interest expense directly attributable to trading activities includes $15.7 million in connection with trading activities conducted as an institutional dealer in fixed income securities, and $8.8 million in connection with securities lending activities. During the prior year, interest expense directly attributable to trading activities included $17.3 million in connection with trading activities conducted as an institutional dealer in fixed income securities, and $4.7 million in connection with securities lending activities.
Variable vs. Fixed Expenses
The table below shows an analysis of our variable expenses and non-variable expenses as a percentage of total non-interest expenses for the periods indicated.

	Three Months Ended December 31,
(in millions)	2019	% of Total	2018	% of Total
Variable compensation and benefits	$54.6	25%	$47.7	23%
Transaction-based clearing expenses	46.3	21%	50.1	24%
Introducing broker commissions	26.2	12%	32.6	16%
Total variable expenses	127.1	58%	130.4	63%
Fixed compensation and benefits	49.4	22%	41.4	20%
Other fixed expenses	44.9	20%	37.6	18%
Bad debts	—	—%	0.3	—%
Recovery of bad debt on physical coal	—	—%	(2.4)	(1)%
Total non-variable expenses	94.3	42%	76.9	37%
Total non-interest expenses	$221.4	100%	$207.3	100%
Our variable expenses include variable compensation paid to traders and risk management consultants, bonuses paid to operational, administrative, and executive employees, transaction-based clearing expenses and introducing broker commissions. We seek to make non-interest expenses variable to the greatest extent possible, and to keep our fixed costs as low as possible.

Variable expenses were 58% of total non-interest expenses in the current period compared to 63% in the prior year period. Non-variable expenses, excluding bad debts and the recovery of bad debt on physical coal, increased $15.3 million, or 19%, period-over-period, of which $7.7 million of the increase relates to acquisitions and new business initiatives since December 31, 2018. While we view these acquisitions and expansion efforts as long-term strategic decisions, they resulted in an incremental pre-tax loss of $1.0 million for the current quarter.
Unallocated Costs and Expenses
The following table is a breakout of our unallocated costs and expenses from the compensation and other expenses in the INTL FCStone Inc. Summary Financials shown above. The unallocated costs and expenses include certain shared services such as information technology, accounting and treasury, credit and risk, legal and compliance, and human resources and other activities.

	Three Months Ended December 31,
(in millions)	2019	% Change	2018
Compensation and benefits:
Variable compensation and benefits	$6.4	14%	$5.6
Fixed compensation and benefits	20.3	19%	17.1
	26.7	18%	22.7
Other expenses:
Trading systems and market information	0.5	25%	0.4
Occupancy and equipment rental	5.0	14%	4.4
Professional fees	4.0	21%	3.3
Travel and business development	1.4	27%	1.1
Non-trading technology and support	4.7	57%	3.0
Depreciation and amortization	3.9	70%	2.3
Communications	1.4	17%	1.2
Other	3.9	8%	3.6
	24.8	28%	19.3
Total compensation and other expenses	$51.5	23%	$42.0
Total unallocated costs and other expenses increased $9.5 million to $51.5 million in the first quarter compared to $42.0 million in the prior year. Compensation and benefits increased $4.0 million, or 18%, to $26.7 million in the first quarter compared to $22.7 million in the prior year, of which $0.7 million relates to acquisitions and new business initiatives since December 31, 2018. The increase in fixed compensation and benefits and variable compensation and benefits is also related to headcount increases across several administrative departments, including IT, compliance and accounting.
Other expenses increased $5.5 million, or 28%, to $24.8 million in the first quarter compared to $19.3 million in the prior year, of which $1.3 million relates to acquisitions and new business initiatives since December 31, 2018. Additionally, non-trading technology and support increased due to higher support and maintenance costs related to various IT and client engagement systems. Depreciation and amortization increased $1.6 million, primarily related to amortization of leaseholds and intangibles associated with recent acquisitions.
Recovery of Bad debt on Physical Coal
The first quarter of fiscal 2019 results include a recovery of $2.4 million on the bad debt on physical coal related to settlements reached with clients during that quarter.

Balance Sheet Summary
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(Unaudited) (in millions, except for share and per share amounts)	December 31, 2019	September 30, 2019
Summary asset information:
Cash and cash equivalents	$338.9	$471.3
Cash, securities and other assets segregated under federal and other regulations	$1,380.4	$1,049.9
Securities purchased under agreements to resell	$1,603.1	$1,424.5
Securities borrowed	$1,427.7	$1,423.2
Deposits with and receivables from broker-dealers, clearing organizations and counterparties, net	$2,380.0	$2,540.5
Receivables from clients, net and notes receivable, net	$334.8	$425.2
Financial instruments owned, at fair value	$2,177.4	$2,175.2
Physical commodities inventory, net	$249.7	$229.3
Property and equipment, net	$43.3	$43.9
Operating right of use assets	$33.1	$—
Goodwill and intangible assets, net	$71.5	$67.9
Other	$89.4	$85.2

Summary liability and stockholders’ equity information:
Accounts payable and other accrued liabilities	$128.9	$157.5
Operating lease liabilities	$36.2	$—
Payables to clients	$3,703.7	$3,589.5
Payables to broker-dealers, clearing organizations and counterparties	$280.6	$266.2
Payables to lenders under loans	$138.7	$202.3
Senior secured term loan, net	$186.7	$167.6
Income taxes payable	$10.8	$10.4
Securities sold under agreements to repurchase	$2,931.6	$2,773.7
Securities loaned	$1,430.8	$1,459.9
Financial instruments sold, not yet purchased, at fair value	$666.4	$714.8
Stockholders’ equity	$614.9	$594.2

Common stock outstanding - shares	19,282,730	19,075,360
Net asset value per share	$31.89	$31.15

Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended December 31,
(in millions)	2019	2018	% Change
Segment operating revenues represented by:
Commercial Hedging	$69.7	$59.8	17%
Global Payments	31.4	29.7	6%
Securities	81.1	69.0	18%
Physical Commodities	20.1	14.3	41%
Clearing and Execution Services	75.9	95.2	(20)%
Corporate Unallocated	5.2	2.9	79%
Eliminations	(6.6)	(6.2)	6%
Operating revenues	$276.8	$264.7	5%
The following table reflects segment income by segment for the periods indicated.

	Three Months Ended December 31,
(in millions)	2019	2018	% Change
Segment income represented by:
Commercial Hedging	$21.5	$13.3	62%
Global Payments	18.9	18.6	2%
Securities	16.7	16.0	4%
Physical Commodities	7.6	5.9	29%
Clearing and Execution Services	11.1	17.7	(37)%
Total segment income	$75.8	$71.5	6%
Reconciliation of segment income to income before tax:
Segment income	$75.8	$71.5	6%
Net costs not allocated to operating segments	54.2	47.1	15%
Other gain	0.1	—	n/m
Income before tax	$21.7	$24.4	(11)%
Commercial Hedging
We serve our commercial clients through our team of risk management consultants, providing a high-value-added service that we believe differentiates us from our competitors and maximizes the opportunity to retain our clients. Our risk management consulting services are designed to quantify and monitor commercial entities’ exposure to commodity and financial risk. Upon assessing this exposure, we develop a plan to control and hedge these risks with post-trade reporting against specific client objectives. Our clients are assisted in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options, to basic OTC instruments that offer greater flexibility and structured OTC products designed for customized solutions.
Our services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME. Our base metals business includes a position as a Category One ring dealing member of the LME, providing execution, clearing and advisory services in exchange-traded futures and OTC products. We also provide execution of foreign currency forwards and options and interest rate swaps as well as a wide range of structured product solutions to our commercial clients who are seeking cost-effective hedging strategies. Generally, our clients direct their own trading activity, and our risk management consultants do not have discretionary authority to transact trades on behalf of our clients.
Operating revenues increased 17% to $69.7 million in the first quarter compared to $59.8 million in the prior year. Exchange-traded revenues increased 2%, to $36.3 million in the first quarter, primarily driven by volume growth in the domestic grain markets. Overall exchange-traded contract volumes increased 6% versus the prior year, however the average rate per contract declined 3% to $5.02.
OTC revenues increased 89%, to $23.3 million in the first quarter, compared to $12.3 million in the prior year. OTC volumes increased 19% in the first quarter compared to the prior year. Agricultural OTC revenues increased 19% versus the prior year, driven by increased volumes in South American grain markets and improved rate per contract realized in global dairy markets.

In addition, OTC revenues in the prior year period were negatively affected by marked-to-market declines, related to longer tenor positions, which were directionally hedged but suffered from declines in value during periods of lower market activity at the end of that calendar year.
Consulting, management, and account fees increased 8% compared to the prior year to $4.3 million in the first quarter. Interest income, decreased 25%, to $5.8 million compared to $7.7 million in the prior year. The decline in interest income was driven by lower short-term interest rates as well as a 10% decline in average equity for exchange-traded futures and options clients versus the prior year to $903.8 million in the first quarter.
Segment income increased 62% to $21.5 million in the first quarter compared to $13.3 million in the prior year, primarily as a result of the $9.9 million increase in operating revenues, as non-variable direct expenses were flat with the prior year. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 44% compared to 48% in the prior year, primarily as the result of the effect of the marked-to-market adjustment noted above in OTC revenues on variable compensation ratios in the prior year period.
Global Payments
We provide customized foreign exchange and treasury services to banks and commercial businesses as well as charities and non-governmental and government organizations. We provide transparent pricing and offer payments services in more than 170 countries and 140 currencies, which we believe is more than any other payments solution provider.
Our proprietary FXecute global payments platform is integrated with a financial information exchange (“FIX”) protocol. This FIX protocol is an electronic communication method for the real-time exchange of information, and we believe it represents one of the first FIX offerings for cross-border payments in exotic currencies. FIX functionality allows clients to view real time market rates for various currencies, execute and manage orders in real-time, and view the status of their payments through the easy-to-use portal.
Additionally, as a member of the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”), we are able to offer our services to large money center and global banks seeking more competitive international payment services. In addition, we operate a fully accredited SWIFT Service Bureau which facilitates cross-border payments and acceptance transactions for financial institutions, trade networks and corporations.
Through this single comprehensive platform and our commitment to client service, we believe we are able to provide simple and fast execution, ensuring delivery of funds in local currencies in any of these countries quickly through our global network of approximately 325 correspondent banks. In this business, we primarily act as a principal in buying and selling foreign currencies on a spot basis. We derive revenue from the difference between the purchase and sale prices.
We believe our clients value our ability to provide exchange rates that are significantly more competitive than those offered by large international banks, a competitive advantage that stems from our years of foreign exchange expertise focused on smaller, less liquid currencies.
Operating revenues increased 6% to a record $31.4 million in the first quarter compared to $29.7 million in the prior year, driven by 17% growth in the volume of payments made, which was partially offset by a 12% decline in the average revenue per payment compared to the prior year.
Segment income increased 2% to $18.9 million in the first quarter compared to $18.6 million in the prior year. This increase primarily resulted from the increase in operating revenues, partially offset by an increase in fixed compensation and benefits compared to the prior year. Variable expenses, excluding interest, expressed as a percentage of operating revenues were 24% in the first quarter compared to 22% in the prior year.
Securities
We provide value-added solutions that facilitate cross-border trading and believe our clients value our ability to manage complex transactions, including foreign exchange, utilizing our understanding of local market convention, liquidity and settlement protocols around the world. Our clients include U.S.-based regional and national broker-dealers and institutions investing or executing client transactions in international markets and foreign institutions seeking access to the U.S. securities markets. We are one of the leading market makers in foreign securities, including unlisted American Depository Receipts (“ADRs”), Global Depository Receipts (“GDRs”) and foreign ordinary shares. We make markets in over 5,000 ADRs, GDRs and foreign ordinary shares, of which over 3,600 trade in the OTC market. In addition, we will, on request, make prices in more than 10,000 unlisted foreign securities. We are also a broker-dealer in Argentina and Brazil, where we are active in providing institutional executions in the local capital markets.
We act as an institutional dealer in fixed income securities, including U.S. Treasury, U.S. government agency, agency mortgage-backed and asset-backed securities as well as investment grade, high yield, convertible and emerging market debt to a client base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies.
We originate, structure and place debt instruments in the international and domestic capital markets. These instruments include complex asset-backed securities (primarily in Argentina) and domestic municipal securities. On occasion, we may invest our own capital in debt instruments before selling them. We also actively trade in a variety of international debt instruments as well as operate an asset management business in which we earn fees, commissions and other revenues for management of third party assets and investment gains or losses on our investments in funds and proprietary accounts managed either by our investment managers or by independent investment managers.
Operating revenues increased 18% to $81.1 million in the first quarter compared to $69.0 million in the prior year.
Operating revenues in Equity Capital Markets decreased 3% in the first quarter compared to the prior year period as the gross dollar volume traded declined 8% and the average revenue per $1,000 traded declined 13% compared to the prior year period. Equity Capital Markets operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in Debt Capital Markets increased 48% in the first quarter compared to the prior year, primarily driven by a $9.7 million increase operating revenues in our domestic institutional dealer in fixed income securities and to a lesser extent increased revenues in our Argentina operations, municipal securities and the business acquired in the GMP Securities LLC acquisition.
Operating revenues in Asset Management decreased 32% in the first quarter compared to the prior year as average assets under management in Argentina were relatively flat in the first quarter at $281.6 million compared to $282.8 million in the prior year.
Segment income increased 4% to $16.7 million in the first quarter compared to $16.0 million in the prior year. Segment income in our Equity Capital Markets business declined $6.0 million to $4.2 million, as a result of the decline in operating revenues as well as increased non-variable direct expenses associated with the startup of several new initiatives including equity prime brokerage. Segment income in our Debt Capital Markets business increased $7.3 million to $11.7 million, primarily driven by the increase in operating revenues noted above. Variable expenses, excluding interest, expressed as a percentage of operating revenues were 34% in the first quarter and in the prior year.
Physical Commodities
The Physical Commodities segment consists of our Precious Metals trading and Physical Ag & Energy commodity businesses. In Precious Metals, we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers, and investors. Through our websites, we provide clients the ability to purchase physical gold and other precious metals, in multiple forms, and in denominations of their choice. In our trading activities, we act as a principal, committing our own capital to buy and sell precious metals on a spot and forward basis.
In our Physical Ag & Energy commodity business, we act as a principal to facilitate financing, structured pricing and logistics services to clients across the commodity complex, including energy commodities, grains, oil seeds, cotton, coffee, cocoa, edible oils and feed products. We provide financing to commercial commodity-related companies against physical inventories. We use sale and repurchase agreements to purchase commodities evidenced by warehouse receipts, subject to a simultaneous agreement to sell such commodities back to the original seller at a later date.
We generally mitigate the price risk associated with commodities held in inventory through the use of derivatives. We do not elect hedge accounting under U.S. GAAP in accounting for this price risk mitigation. Management continues to evaluate performance and allocate resources on an operating revenue basis.
Operating revenues for Physical Commodities increased 41% to $20.1 million in the first quarter compared to $14.3 million in the prior year.
Precious Metals operating revenues increased 61% to $12.4 million in the first quarter compared to $7.7 million in the prior year, partially driven by the acquisition of CoinInvest GmbH and European Precious Metal Trading GmbH in the third quarter of fiscal 2019. The number of gold equivalent ounces traded increased 13% versus the prior year and the average revenue per ounce traded increased 50% compared to the prior year. Operating revenues in the first quarter include a $0.6 million unrealized loss on derivative positions held against precious metals inventory carried at the lower of cost or net realizable value in our non-broker dealer subsidiaries, while the prior year includes a $1.6 million unrealized loss on derivative positions held against precious metals inventory.
Operating revenues in Physical Ag & Energy increased 17% to $7.7 million in the first quarter compared to the prior year. The increase in operating revenues is largely due to increased activity with customers in biodiesel feedstock markets which was partially offset by lower activity in our commodity financing programs.

Segment income increased 29% to $7.6 million in the first quarter compared to $5.9 million in the prior year, primarily as a result of the increases in operating revenues noted above. The prior year period included a $2.4 million recovery on the bad debt on physical coal.
Clearing and Execution Services
We provide competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in all major foreign currency pairs and swap transactions. Through our platform, client orders are accepted and directed to the appropriate exchange for execution. We then facilitate the clearing of client transactions. Clearing involves the matching of client trades with the exchange, the collection and management of client margin deposits to support the transactions, and the accounting and reporting of the transactions to clients.
As of December 31, 2019, our U.S. futures commission merchant (“FCM”) held $2.2 billion in required client segregated assets, which we believe makes us the third largest non-bank FCM in the U.S., as measured by required client segregated assets. We seek to leverage our capabilities and capacity by offering facilities management or outsourcing solutions to other FCM’s.
We are an independent full-service provider to introducing broker-dealers (“IBD’s”) of clearing, custody, research, syndicated and security-based lending products and services, including a proprietary technology platform which offers seamless connectivity to ensure a positive client experience through the clearing and settlement process. Our independent wealth management business, which offers a comprehensive product suite to retail clients nationwide, clears through this platform. We believe we are one of the leading mid-market clearers in the securities industry, with approximately 70 correspondent clearing relationships with over $16.0 billion in assets under management or administration as of December 31, 2019.
We provide prime brokerage foreign exchange (“FX”) services to financial institutions and professional traders. We provide our clients with the full range of OTC products, including 24-hour a day execution of spot, forwards and options as well as non-deliverable forwards in both liquid and exotic currencies. We also operate a proprietary foreign exchange desk that arbitrages the exchange-traded foreign exchange markets with the cash markets.
Through our London-based Europe, Middle East and Africa (“EMEA”) oil voice brokerage business, we provide brokerage services across the fuel, crude, and middle distillates markets with well known commercial and institutional clients throughout EMEA.
Operating revenues decreased 20% to $75.9 million in the first quarter compared to $95.2 million in the prior year.
Operating revenues in our Exchange-Traded Futures & Options business decreased 25% to $37.9 million in the first quarter compared to $50.4 million in the prior year as a result of a 12% decrease in exchange-traded volumes and a 15% decline in the average rate per contract compared to the prior year period. This decline was partially offset by a $2.2 million decrease in interest income in the Exchange-Traded Futures & Options business to $5.7 million in the first quarter due to a decline in short-term rates and a 2% decrease in average client equity compared to the prior year to $1.4 billion.
Operating revenues in our FX Prime Brokerage decreased 33% compared to the prior year to $5.0 million in the first quarter, as the prior year included a $2.7 million settlement received related to the Barclays PLC ‘last look’ class action. Foreign exchange volumes declined 17% in the first quarter compared to the prior year as a result of lower market volatility.
Correspondent Clearing operating revenues increased 1% compared to the prior year to $8.4 million in the first quarter, while operating revenues in Independent Wealth Management were flat with the prior year at $20.2 million. In the Correspondent Clearing business, interest income decreased $0.6 million to $2.0 million in the first quarter due to a decline in short term rates while fee income related to money market/FDIC sweep balances increased $0.3 million to $3.6 million as the average money market/FDIC sweep balances increased 27% compared to the prior year. Operating revenues in Derivative Voice Brokerage declined 50% to $4.4 million in the first quarter compared to the prior year.
Segment income decreased to $11.1 million in the first quarter compared to $17.7 million in the prior year, primarily a result of the decrease in operating revenues, as well as a $1.4 million increase in non-variable direct expenses, mostly notably fixed compensation and market information. Variable expenses, excluding interest, as a percentage of operating revenues were flat compared to the prior year at 64% in the first quarter.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, February 6, 2020 at 9:00 a.m. Eastern time. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through February 13, 2020. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 1845368.
About INTL FCStone Inc.
INTL FCStone Inc., through its subsidiaries, is a leading provider of execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world.
Serving more than 20,000 clients in 130 countries on five continents, the company provides products and services across five market segments: commercial hedging, global payments, securities, physical commodities, and clearing and execution services. Our clients include the producers, processors and end users of virtually every major traded commodity, as well as asset managers, introducing broker-dealers, insurance companies, brokers, institutional and retail investors, commercial and investment banks, and governmental, non-governmental and charitable organizations. A Fortune 500 company headquartered in New York City, the company is listed on the NASDAQ under the ticker symbol “INTL”.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com
INTL-G